                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials

                        BIO-REFERENCE LABORATORIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2)  and identify the filing for which the  offsetting  fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

BIO-REFERENCE LABORATORIES, INC.
481 EDWARD H. ROSS DRIVE
ELMWOOD PARK, NEW JERSEY 07407
201-791-2600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 8, 2011

          The annual meeting of the stockholders of Bio-Reference Laboratories, Inc. (the “Company”) will be held at the Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001, on Thursday, September 8, 2011 at 9:00 A.M. local time, for the purpose of considering and acting on the following matters:

1.	Election of two directors to the Company’s Board of Directors, each to serve for a term of three years and until his successor is duly elected and qualified.

2.	To hold an advisory vote on executive compensation as disclosed in these materials.

3.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years.

4.	Such other business as may properly be brought before the meeting or any adjournment thereof.

          Pursuant to the provisions of the By-Laws, the Board of Directors has fixed the close of business on Thursday, July 28, 2011 as the record date for determining the stockholders of the Company entitled to notice of, and to vote at the meeting or any adjournment thereof.

          Stockholders who do not expect to be present in person at the meeting are urged to date and sign the enclosed proxy and promptly mail it in the accompanying postage-paid envelope.

By Order of the Board of Directors

Marc D. Grodman
President

Dated: August 2, 2011

          PLEASE COMPLETE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING BUT WILL, HOWEVER, HELP TO ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.

BIO-REFERENCE LABORATORIES, INC.
481 EDWARD H. ROSS DRIVE
ELMWOOD PARK, NEW JERSEY 07407
201-791-2600

PROXY STATEMENT

Annual Meeting of Stockholders To Be Held on September 8, 2011

          This Proxy Statement of Bio-Reference Laboratories, Inc., a New Jersey corporation (the “Company”) is first being mailed to Stockholders on or about August 4, 2011 in connection with the solicitation of proxies by the Company’s Board of Directors to be used at the Annual Meeting of Stockholders of the Company to be held on Thursday, September 8, 2011 at 9:00 A.M. (local time) at the Sheraton Crossroads Hotel, Crossroads Corporate Center, One International Boulevard, Route 17 North, Mahwah, New Jersey 07495-0001. Accompanying this Proxy Statement is a Notice of Annual Meeting of Stockholders, a form of Proxy for the meeting and a copy of the Company’s 2010 Annual Report containing financial statements and related data.

          All proxies which are properly filled in, signed and returned to the Company prior to or at the Meeting will be voted in accordance with the instructions thereon. A proxy may be revoked by any stockholder giving the same prior to the exercise thereof by (a) written notice addressed to the Company’s Secretary and delivered to the Company’s principal offices prior to the commencement of the Meeting, (b) providing a signed proxy bearing a later date, or (c) appearing in person and voting at the Meeting. The Company intends to vote executed but unmarked proxies in favor of Proposals One and Two and with respect to Proposal Three, to vote for “Choice 3 – every three years”. The Board has fixed the close of business on Thursday, July 28, 2011, as the record date for the determination of stockholders who are entitled to notice of, and to vote at the meeting or any adjournment thereof.

          The expenses of preparing, assembling, printing and mailing the form of proxy and the material used in solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no additional compensation therefore) to solicit proxies personally, and by telephone. The Company has requested banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies and will reimburse such persons for their services in doing so. The cost of such additional solicitation incurred otherwise than by use of the mails is estimated not to exceed $10,000.

          On April 7, 2010, the Company announced a two-for-one split of its Common Stock, $.01 par value (the “Common Stock”) payable to stockholders of record at the close of business on April 19, 2010. Throughout this Proxy Statement, the number of shares of Common Stock reflects post-split shares. At the record date, the Company had 27,947,900 shares of its Common Stock, issued and outstanding, the holders of which are each entitled to one vote per share. The presence in person or by proxy of at least a majority of the outstanding Common Stock is necessary to constitute a quorum at the meeting. Broker nonvotes (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter as to which the broker or nominee does not have discretionary authority) will be counted for purposes of determining a quorum for the transaction of business at the Annual Meeting but will not be considered as votes for purposes of determining the outcome of a vote. Election of directors (Proposal One) requires the affirmative vote of a plurality of the votes cast on the Proposal by the holders of Common Stock present in person or by proxy at the meeting.

          A majority of votes cast upon any other question will decide the question. Abstentions will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question. Abstentions will have no effect on the election of directors but are the equivalent of an “against” vote on matters requiring a majority of votes properly cast to decide the question.

          The following table sets forth information as of July 28, 2011 with respect to the ownership of Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percentage Ownership

Directors and Executive Officers*

Marc D. Grodman(2)	2,747,800	9.8%
Howard Dubinett	365,138	1.3%
Sam Singer(3)	51,532	—
Joseph Benincasa	-0-	—
Harry Elias	-0-	—
Gary Lederman	30,400	—
John Roglieri	10,000	—

Executive Officers and Directors as a group (seven persons)(2)(3)	3,204,870	11.5%

Other Greater than 5% Beneficial Owner

Jennison Associates LLC(4) 466 Lexington Avenue New York, NY 10017	1,587,637	5.7%

Prudential Financial, Inc. (4) 751 Broad Street Newark, NJ 07102	1,660,590	5.9%

*	The address of each of the Company’s directors and executive officers is c/o the Company, 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407.

(1)	Except as otherwise noted, each holder named in the table has sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned.

(2)

Includes 2,303,466 shares owned directly. Also includes 347,934 shares owned by Dr. Grodman’s wife, Pam Grodman, and 96,400 shares owned by their children. Dr. Grodman disclaims beneficial ownership of these 444,334 shares.

(3)	Includes 33,332 shares owned directly, and 18,200 shares owned by children who share Mr. Singer’s household. Mr. Singer disclaims beneficial ownership of these 18,200 shares.
(4)

Based on a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011, Jennison Associates LLC is deemed the beneficial owner of these 1,587,637 shares which were acquired and are held in the ordinary course of business; were not acquired for the purpose of and do not have the effect of changing or influencing control of the Company; and were not acquired in connection with or as a participant in any transaction having such purpose or effect. Jennison Associates LLC is a registered Investment Adviser, 100% of its equity interests being indirectly owned by Prudential Financial, Inc. The 1,660,590 shares beneficially owned by Prudential Financial, Inc. include the 1,587,637 shares beneficially owned by Jennison Associates LLC.

          The Company’s executive officers and directors and members of their immediate families owning and having the right to vote an aggregate 3,204,870 shares (11.5%) of the Company’s outstanding Common Stock have stated their intention to vote their shares FOR the nominees proposed for election as directors (Proposal One).

ACTION TO BE TAKEN AT THE MEETING
ELECTION OF DIRECTORS
(Proposal One)

          The number of directors on the Company’s Board of Directors is currently fixed at seven. The Company’s Certificate of Incorporation divides the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board is comprised of two Class I directors (Dr. Grodman and Mr. Dubinett), two Class II directors (Mr. Singer and Mr. Elias) and three Class III directors (Mr. Benincasa, Mr. Lederman and Dr. Roglieri), whose terms expire upon the election and qualification of their successors at successive Annual Meetings to be held in 2011 (the Class II directors), in 2012 (the Class III directors) and in 2013 (the Class I directors). At each Annual Meeting of Stockholders, the directors comprising one of the classes are elected for a full term of three years.

          Mr. Singer, and Mr. Elias (current Class II directors) are being proposed for re-election at this Annual Meeting of Stockholders, each to serve for a three-year term and until his successor is elected and qualifies. The shares represented by proxies will be voted in favor of the election as directors of Mr. Singer and Mr. Elias who are the nominees of the Board of Directors for election. Management has no reason to believe that any of such nominees for the office of director will not be available for election as a director. However, should any of them become unwilling or unable to accept nomination for election, it is intended that the individuals named in the enclosed proxy may vote for the election of such other person or persons as the Board of Directors may recommend.

         The following table sets forth certain information as of the record date with respect to each of the directors and executive officers of the Company.

Name	Age	Position

Marc D. Grodman, M.D.	59	Chairman of the Board, President, Chief Executive Officer and Director

Howard Dubinett	59	Executive Vice President, Chief Operating Officer and Director

Sam Singer	67	Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Director

Joseph Benincasa(a)(c)(e)	61	Director

Harry Elias(a)(c)(e)	81	Director

Gary Lederman, Esq. (b)(c)(e)	77	Director

John Roglieri, M.D. (a)(d)(e)	72	Director

(a)	Member of the Audit Committee
(b)	Chairman of the Audit Committee
(c)	Member of the Compensation Committee
(d)	Chairman of the Compensation Committee
(e)	Member of the Nominating Committee

Directors and Executive Officers

          The following is a brief account of the business experience of each director and executive officer of the Company including each nominee for director of the Company.

          Marc D. Grodman, M.D. founded the Company in December 1981 and has been its Chairman of the Board, President, Chief Executive Officer and a director since its formation. Dr. Grodman is an Assistant Professor of Clinical Medicine at Columbia University’s College of Physicians and Surgeons and Assistant Attending Physician at Presbyterian Hospital, New York City. From 1980 to 1983, Dr. Grodman attended the Kennedy School of Government at Harvard University and was a Primary Care Clinical Fellow at Massachusetts General Hospital. From 1982 to 1984, he was a medical consultant to the Metal Trades Department of the AFL-CIO. Dr. Grodman received a B.A. degree from the University of Pennsylvania in 1973 and an M.D.

degree from Columbia University’s College of Physicians and Surgeons in 1977. Except for his part time duties as Assistant Professor of Clinical Medicine and Assistant Attending Physician at Columbia University and Presbyterian Hospital, Dr. Grodman devotes all of his working time to the business of the Company.

          Since January 2005, Dr. Grodman has been a member of the board of directors, and currently serves as Vice Chairman of the American Clinical Laboratory Association (the “ACLA”), an industry organization comprised of the largest and most significant commercial clinical laboratories in the United States. Other board members include the chief executive officers of Quest Diagnostics and Laboratory Corporation of America.

          Dr. Grodman’s leadership capabilities and the guidance provided by him to the Company since its founding in 1981 is reflected in the growth of the Company’s business. Dr. Grodman’s extensive medical background, his knowledge of trends in the healthcare industry as demonstrated at each board meeting and the recognition by his peers in the industry as reflected by his service as a director and then as Vice Chairman of the ACLA reflects his attributes and qualifications to serve as a director.

          Howard Dubinett has been the Executive Vice-President and Chief Operating Officer of the Company since its formation in 1981. He became a director of the Company in April 1986. Mr. Dubinett attended Rutgers University. Mr. Dubinett devotes all of his working time to the business of the Company. Mr. Dubinett has, since 1997, been the director of and responsible for the Company and its employees’ compliance with the myriad of federal and state healthcare regulations and since 2004, (when HIPAA was adopted) with the Company and its employees’ compliance with HIPAA. Mr. Dubinett is responsible for and oversees the training of the Company’s employees to ensure compliance. Mr. Dubinett also is in charge of negotiating all lines of the Company’s insurance coverage (property, casualty, professional liability and automobile insurance) and the design of the Company’s Safety Policies and Procedures and training of its employees thereunder. Under Mr. Dubinett’s stewardship, the Company has never had a serious problem in regulatory compliance or insurance coverage. The effectiveness of Mr. Dubinett’s activities and his knowledge of healthcare regulation (also demonstrated at each board meeting where he is actively involved in decision making) and his skill at negotiation of the Company’s insurance coverage and in training the Company’s employees in compliance and safety matters reflects his attributes and qualifications to serve as a director.

          Sam Singer has been the Company’s Senior Vice President and Chief Financial Officer since October 1987 and a director since November 1989. He is responsible for all of the Company’s financial activities. This entails the preparation of detailed financial information for the board of directors, the Audit Committee and various other departments of the Company, the supervision of the preparation of the Company’s various tax returns and the financial portion of the Company’s Exchange Act Reports and the coordination of the annual audit of the Company’s financial statements with the Company’s auditors. Mr. Singer also is responsible for negotiating the Company’s borrowing arrangements with its principal lending bank (PNC Bank). Mr. Singer was instrumental in the Company obtaining a $6.7 million sales tax refund in January 2011 from the State of New Jersey. Mr. Singer was the Controller for Sycomm Systems Corporation, a data processing and management consulting company, from 1981 to 1987, prior to joining the

Company. He received a B.A. degree from Strayer University and an M.B.A. from Rutgers University. Mr. Singer devotes all of his working time to the business of the Company. Mr. Singer’s skills as the Company’s chief financial officer have been demonstrated time and again. He has also been a valuable purveyor of knowledge concerning financial matters at each meeting of the Board and the Audit Committee and in aiding in decision making reflecting his attributes and qualifications to serve as a director.

          Joseph Benincasa became a director of the Company in June 2005. Mr. Benincasa currently serves as the President and Chief Executive Officer of The Actors’ Fund of America, a position he has held since 1989. The Actors’ Fund is the leading national, non-profit human services organization providing comprehensive social and health care services, employment, training, affordable and supportive housing and skilled nursing care to the entertainment profession. It is headquartered in New York City with regional offices in Chicago and Los Angeles and helps more than 12,000 people annually. As Chief Executive Officer, Mr. Benincasa is responsible for the administration of an annual operating budget of approximately $27 million and the operation of four major buildings for its members. For six years, Mr. Benincasa served as a director of St. Peter’s University Medical Center, a major hospital in northern New Jersey where he was involved in many decisions concerning healthcare. From 1980 to 1989, Mr. Benincasa served as Director of Public Education at the Greater New York Blood Program and he continues to serve in an advisory capacity. He also sits on the board of directors of Broadway Cares/Equity Fights AIDS; the National Theatre Workshop of the Handicapped; Career Transition for Dancers; the Times Square Alliance; the New York Society of Association Executives and the Somerset Patriots, a minor league baseball team. Mr. Benincasa holds a B.A. degree from St. Joseph’s University, an M. Ed. Degree from Rutgers University and also attended the Fordham University Graduate School of Business. Mr. Benincasa’s familiarity with healthcare issues through his board service at St. Peter’s University Medical Center and the Greater New York Blood Program and his large and continuing administrative responsibilities for the Actor’s Fund have proven invaluable in discussions at board meetings and reflect his attributes and qualifications to serve as a director.

          Harry Elias became a director of the Company in March 2004. Mr. Elias commenced his employment in sales and marketing with JVC Company of America (“JVC”) in 1967, subsequently being appointed as JVC’s Senior Vice President of Sales and Marketing in 1983 and as Executive Vice President of Sales and Marketing in 1990. In 1995, Mr. Elias was named as JVC’s Chief Operating Officer, a position he occupied until April 2003 when he resigned his positions upon his appointment as JVC’s “Honorable Chairman.” JVC, a distributor of audio and video products headquartered in Wayne, New Jersey is the wholly owned United States subsidiary of Victor Company of Japan, a manufacturer of audio and video products headquartered in Japan. In January 2005, after retiring from JVC, Mr. Elias was appointed Chairman of the Board of and commenced to serve as a consultant to AKAI USA, the sole distributor in the United States of electronic products produced by AKAI, a Chinese manufacturer. Mr. Elias retired from AKAI in 2007 and currently is self-employed as a Business Consultant. As Chief Operating Officer at JVC, Mr. Elias oversaw the activities of approximately 300 people. JVC realized approximately $1.6 billion in annual revenues in the last year of Mr. Elias’ stewardship and he was partly responsible for formulating a budget for JVC. Mr. Elias has been an active participant at each board of directors meeting of the Company. His experience and skills in running an operation as large as JVC have proven invaluable in board deliberations and reflect his attributes and qualifications to serve as a director.

          Gary Lederman, Esq. became a director of the Company in May 1997. He received his B.A. degree from Brooklyn College in 1954 and his J.D. degree from NYU Law School in 1957. He was manager of Locals 370, 491 and 662 of the U.F.C.W. International Union from 1961 to 1985. As manager, he supervised the union operations for approximately 1,000 members from day to day, including negotiating union contracts with employers and serving as a trustee for union health and welfare funds. During the 1970s, Mr. Lederman also served as a member of the New York Attorney General’s Consumer Fraud Advisory Committee. He is retired from the unions and has been a lecturer at Queensboro Community College in the field of insurance. He served on an institutional review board for RTL, a pharmaceutical drug testing laboratory until his retirement in February 2007. RTL was responsible for reviewing pharmaceutical company applications to change the qualification of prescription drugs to over-the-counter drugs. Mr. Lederman’s legal expertise, his union manager experience and responsibilities, including his involvement with health and welfare funds and his familiarity with consumer regulation and the activities of pharmaceutical companies are invaluable experiences for his service as a Company director. He is the chairman of the Company’s Audit Committee and an active contributor at Audit Committee and directors’ meetings. His experience and his participation reflect his attributes and qualifications to serve as a director.

          John Roglieri, M.D. became a director of the Company in September 1995. He is an Assistant Professor of Clinical Medicine at Columbia University’s College of Physicians and Surgeons and an Assistant Attending Physician at Presbyterian Hospital, New York City. Dr. Roglieri received a B.S. degree in Chemical Engineering and a B.A. degree in Applied Sciences from Lehigh University in 1960, an M.D. degree from Harvard Medical School in 1966, and a Masters degree from Columbia University’s School of Business in 1978. From 1969 until 1971, he was a Senior Assistant Surgeon in the U.S. Public Health Service in Washington, D.C. From 1971 until 1973 he was a Clinical and Research Fellow at Massachusetts General Hospital. From 1973 until 1975, he was director of the Robert Wood Johnson Clinical Scholars program at Columbia University. In 1975 he was appointed Vice-President, Ambulatory Services at Presbyterian Hospital, a position which he held until 1980. Since 1980, he has maintained a private practice of internal medicine at Columbia-Presbyterian Medical Center. From 1988 until 1992, he was also director of the Employee Health Service at Presbyterian Hospital. From 1992 through 1999, Dr. Roglieri was the corporate medical director of NYLCare, a managed care subsidiary of New York Life Insurance Company (“New York Life”). Dr. Roglieri was chief medical officer of Physician WebLink, a national physician practice management company, from 1999 to 2000. Since 2001, he has been a medical director for New York Life in Manhattan. He is a member of advisory boards to several pharmaceutical companies, a member of the Editorial Advisory Board of the journals Managed Care and Seminars in Medical Practice, and is a subject of biographical record in Who’s Who in America. Dr. Roglieri’s extensive medical background, his role as director of the Employee Health service at Presbyterian Hospital, his role as corporate medical director of a managed care organization (including service on the Editorial Board of “Managed Care”) and his many other activities denote his experience and skills and reflect his attributes and qualifications to serve as a director. The Board regards his input at board meetings as invaluable.

          There are no family relationships between or among any directors or executive officers of Bio-Reference Laboratories. The Company’s Certificate of Incorporation provides for a staggered Board of Directors pursuant to which the Board is divided into three classes of directors and the members of only one class are elected each year to serve a three-year term. Mr. Singer and Mr. Elias are the Class II directors whose terms expire in fiscal 2011. Mr. Benincasa, Mr. Lederman and Dr. Roglieri are the Class III directors whose terms expire in fiscal 2012. Dr. Grodman and Mr. Dubinett are the Class I directors whose terms expire in fiscal 2013.

The Board of Directors recommends a vote FOR the two Class II director nominees named above.

Key Personnel and Consultants

          The following key personnel and consultants make significant contributions to the Company’s operations.

          James Weisberger, M.D. (Age 55) joined the Company in September 2003 as Vice President, Assistant Chief Medical Officer and Director of Hematopathology. He is currently employed as a Senior Vice President and as the Company’s Chief Medical Officer. Prior to joining the Company, he was Director of Hematopathology at IMPATH, Inc. (1999-2003). He is board certified in internal medicine, anatomic and clinical pathology, and hematopathology. He has a New York State Department of Health Certificate of Qualification as a Laboratory Director. He is a Clinical Assistant Professor of Pathology at New York Medical College, Valhalla, New York. Prior to joining IMPATH, he was an Assistant Professor of Medicine and Pathology at New York Medical College (1995-1999). He holds a B.S. degree from Stanford University (1977); an M.S. degree from Stanford University (1978); and an M.D. degree from the University of Pennsylvania (1983).

          Charles T. Todd, Jr. (Age 60) is a Senior Vice President engaged in Sales. Mr. Todd was the founder and CEO of GenCare Biomedical Research Corporation (“GenCare”), a specialty oncology laboratory that was purchased by the Company in 1995. He attended Seton Hall University where he received a B.S. degree in Finance in 1974.

          Richard Faherty (Age 64) serves as the Company’s Chief Information Officer and oversees its two informatics operations. Mr. Faherty provided custom programming and system analysis services to Gencare from 1987 until its acquisition by the Company in 1995. He became a consultant to the Company in 1995 in the information technology area and an employee in 2001. Mr. Faherty is a graduate of the University of Notre Dame (1968) and the Fordham Law School (1975).

          John Bennett, M.D., Scientific Advisory Board Chairman, is Professor Emeritus at the University of Rochester Medical Center, Rochester, New York. Dr. Bennett has long been recognized as an intellectual force in the treatment and understanding of leukemias, lymphomas and other cancer-related diseases. He established the French-American-British (FAB) Leukemia Working Group and is one of the world’s leading authorities on Myelodysplasia. He is founder and Chairman of the MDS Foundation, as well as Editor of the Journal of Leukemia Research.

Dr. Bennett is currently Professor Emeritus and former Head of the Medical Oncology Unit at the University of Rochester Medical Center and formerly was a Professor of Oncology in Medicine, Pathology and Laboratory Medicine at the University of Rochester Medical School. For nearly four decades, Dr. Bennett has been honored by the medical community as an expert in the field of oncology as evidenced by the numerous chairs he has held in prestigious societies and committees and his authorship of more than 400 publications in peer review journals, the majority of which are in the area of hematologic malignancies. Dr. Bennett earned his B.A. from Harvard University and his M.D. from Boston University. He served his residency in medicine at Beth-Israel Hospital, Boston, Massachusetts and completed a fellowship in hematology at Boston City Hospital. He headed the Morphology and Cytochemistry Section of the Clinical Center at the National Institute of Health (“NIH”) before joining the faculty at the University of Rochester. Dr. Bennett serves the Company in an advisory capacity as chairman of its Scientific Advisory Board.

          Sherri Bale, Ph.D., FACMG joined the Company in September 2006, when BioReference Laboratories acquired the operating assets of GeneDx. She received her M.S. and Ph.D. degrees from the University of Pittsburgh, and her post-doctoral training in medical genetics at the National Institute of Health (“NIH”). She is an American Board of Medical Genetics-Certified Ph.D. - Medical Geneticist and Founding Member of the American College of Medical Genetics. She founded GeneDx with Dr. John Compton, also a long-time NIH scientist, after 16 years at the NIH. For the past six years, she has served as President and Clinical Director of GeneDx, which specializes in developing and providing molecular diagnostics tests for rare hereditary disorders. She has authored more than 125 peer-reviewed papers, book chapters, and books in the field. She serves on numerous Boards of patient advocacy and non-profit organizations, and is a member of the Faculty of the Metropolitan Medical Genetics Training Program of the National Human Genome Research Institute, NIH, in Bethesda, MD. She holds a second degree black belt in judo.

          John Compton, Ph.D., (Age 62) serves as Scientific Director and Co-President of GeneDx Inc., the operating assets of which were acquired by BioReference Laboratories in September 2006. He has 25 years experience in the development and application of molecular biological techniques to answer questions about genetics and epidermal differentiation, and has authored more than 60 publications in the field. He holds B.S. degrees in Physics and Biology from MIT, received his Ph.D. from the University of California, Berkeley in Biophysics, and did his post-doctoral training in protein-DNA interactions at the Baylor College of Medicine. Following six years as an independent investigator at the Jackson Laboratory, he joined the Laboratory of Skin Biology in the National Institute of Arthritis, Musculoskeletal and Skin Diseases at the NIH in 1991 where he was Staff Scientist in the Genetic Studies Section until 2000, when he and NIH colleague Sherri Bale formed GeneDx to develop and provide molecular genetic testing in rare hereditary disorders. In 2003 they were jointly awarded the Entrepreneur of the Year award by the Technology Council of Maryland.

Compliance with Section 16(a) of the Exchange Act

          Based solely on a review of Forms 3 and 4 and any amendments thereto furnished to the Company pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, or representations that no Forms 5 were required, the Company believes that with respect to fiscal 2010, its officers, directors and beneficial owners of more than 10% of its equity timely complied with all applicable Section 16(a) filing requirements.

THE BOARD AND ITS COMMITTEES

Board Meetings

          The Board of Directors held four meetings during fiscal 2010. All of the Company’s current Directors attended all of the fiscal 2010 meetings of the Board of Directors and of the committee meetings which they were eligible to attend. The Board of Directors has determined that the four non-employee Directors each meet the definition of “independent” as required by the applicable listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq Stock Market”).

Committees of the Board of Directors

          The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

          The Audit Committee is comprised of the four non-employee members of the Board of Directors, Gary Lederman (Chairman), Joseph Benincasa, Harry Elias and John Roglieri. The Board of Directors deems each such individual as “independent” as defined by the rules of the Nasdaq Stock Market. The Audit Committee met four times during fiscal year 2010. The Audit Committee confers with the Company’s auditors and reviews, evaluates and advises the Board of Directors concerning the adequacy of the Company’s accounting systems, its financial reporting practices, the maintenance of its books and records and its internal controls. In addition, the Audit Committee reviews the scope of the audit of the Company’s financial statements and the results thereof. The Board of Directors has determined that Gary Lederman is qualified to serve as the Company’s “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission. A copy of the Audit Committee Charter may be found on the Company’s website: www.bioreference.com.

Compensation Committee

          The Compensation Committee is comprised of the four non-employee members of the Board of Directors, John Roglieri (Chairman), Joseph Benincasa, Harry Elias and Gary Lederman. The Compensation Committee met once during fiscal year 2010.

          The Compensation Committee has the primary responsibility of setting the compensation of the executive officers of the Company as well as adopting the terms of any Senior Management Incentive Bonus Plan. A copy of the Compensation Committee’s Charter may be found on the Company’s website: www.bioreference.com.

Nominating Committee

          The Nominating Committee is comprised of the four non-employee members of the Board of Directors, Harry Elias, Joseph Benincasa, Gary Lederman and John Roglieri. Pursuant to its charter, a copy of which may be found on the Company’s website: www.bioreference.com, the Nominating Committee’s role is to establish criteria for the selection of directors; to identify individuals qualified to be directors; to evaluate director candidates proposed by stockholders; to recommend individuals to fill vacancies on the Board and to recommend nominees for director at each annual stockholder meeting. The Nominating Committee may consider nominees for director of the Company submitted in writing c/o the Committee at the Company’s executive offices, whether by executive officers of the Company; current directors of the Company, search firms (if any) engaged by the Committee, and, in the circumstances provided below, shall consider nominees for director proposed by a stockholder. Information with respect to the proposed nominee must be provided in writing by the stockholder addressed to the Committee at the Company’s executive offices, and received not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting, provided that if the current year’s annual meeting is not scheduled to be held within 30 days of the anniversary date of the prior year’s annual meeting, notice from a stockholder shall be considered timely if it is received not later than the tenth day following the date on which the notice of the annual meeting was mailed or the date on which public disclosure of the date of the annual meeting was made, whichever occurs first. The information shall include the name of the nominee, and such information with respect to the nominee as would be required under the rules and regulations of the Securities and Exchange Commission to be included in the Company’s Proxy Statement if the proposed nominee were to be included therein. In addition, the stockholder’s notice shall also include the class and number of shares the stockholder owns, a description of all arrangements and understandings between the stockholder and the proposed nominee, a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice, and a representation as to whether the stockholder intends to deliver a proxy statement to or solicit proxies from shareholders of the Company.

          The Nominating Committee generally identifies potential candidates for director by seeking referrals from the Company’s management, members of the Board of Directors and their various business contacts. Candidates are evaluated based upon factors such as independence, knowledge, judgment, integrity, character, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. There are no differences in the manner in which the Committee will evaluate nominees for director based on whether the nominee is recommended by a stockholder.

          The Company does not have an Executive Committee. Officers are elected by and hold office at the discretion of the Board of Directors.

          The Company does not have a policy with regard to attendance by directors at annual meetings of stockholders. The Company’s three executive officers as well as Messrs. Elias and

Lederman were the directors who attended the Company’s last annual meeting of stockholders on July 22, 2010.

          Pursuant to the Company’s charter and bylaws, the Company has agreed to indemnify its directors and executive officers to the fullest extent permitted by law.

Code of Ethics

          The Company has adopted a Code of Ethics that applies to its executive officers and to key financial and accounting personnel. The Company will, upon a stockholder’s written request to Investor Relations, c/o the Company, furnish a paper copy of the Code of Ethics.

Disclosure Controls and Procedures

          An evaluation was performed under the supervision and with the participation of our management, including our principal executive officer and our principal financial officer as to the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of October 31, 2010. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. Based on that evaluation, the principal executive officer and the principal financial officer of the Company have concluded that, as of October 31, 2010, our disclosure controls and procedures were effective at a reasonable assurance level.

          Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that:

          (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

          (ii) provide reasonable assurance that the transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with the authorization of management and/or our Board of Directors; and

          (iii) provide reasonable assurance regarding the prevention or timely detection of any unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

          Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate due to changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

          Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its evaluation, our management concluded that our internal control over financial reporting was effective as of the end of our most recent fiscal year ended October 31, 2010.

          MSPC, Certified Public Accountants and Advisors, A Professional Corporation, an independent registered public accounting firm, has audited the Consolidated Financial Statements included in our 2010 Annual Report and, as part of their audit, has issued its attestation report, included therein, on the effectiveness of our internal control over financial reporting. See “Report of Independent Registered Public Accounting Firm” contained in the Company’s 2010 Annual Report accompanying the Proxy Statement.

          There has been no change in our internal control over financial reporting that occurred during the fourth quarter of fiscal 2010 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

EXECUTIVE COMPENSATION

          The table below summarizes the total compensation paid or accrued by the Company with respect to the years ended October 31, 2008, 2009 and 2010 to its three executive officers and to its two other most highly compensated senior management employees during the period. All of the Company’s group life, health, hospitalization or medical reimbursement plans, if any, as well as the Company’s 401(k) plan, do not discriminate in scope, terms or operation, in favor of any of its officers, senior management members or directors, and are generally available to all salaried employees.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year (b)	Salary ($) (c)	Bonus ($)(d) (1)	Stock Awards ($)(e)	Option Awards ($)(f)	Non-Equity Incentive Plan Compensation ($)(g)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(h)	All Other Compensation ($)(i)(3)	Total ($)(j)

Marc D. Grodman	2008	$910,877	-0-	-0-	-0-	-0-	-0-	$101,424	$1,012,301
M.D. President and
Chief Executive	2009	965,180	-0-	-0-	-0-	96,518	-0-	111,090	1,172,788
Officer
	2010	1,013,439	-0-	-0-	-0-	60,806	-0-	113,491	1,187,736

Howard Dubinett	2008	$362,935	-0-	-0-	-0-	-0-	-0-	$40,070	$403,005
Executive Vice
President and Chief	2009	381,425	-0-	-0-	-0-	38,143	-0-	40,070	459,638
Operating Officer
	2010	400,496	-0-	-0-	-0-	24,030	-0-	42,014	466,540

Sam Singer Senior	2008	$362,935	-0-	-0-	-0-	-0-	-0-	$39,739	$402,674
Vice President and
Chief Financial	2009	381,425	-0-	-0-	-0-	38,143	-0-	40,240	459,808
Officer
	2010	400,496	-0-	-0-	-0-	24,030	-0-	40,240	464,766

Richard Faherty Chief	2008	$486,540	-0-	-0-	-0-	-0-	-0-	$139,962	$626,502
Information Officer
	2009	516,091	-0-	-0-	-0-	51,609	-0-	118,120	685,820

	2010	547,528	-0-	-0-	-0-	32,461	-0-	165,067	745,056

Charles T. Todd, Jr.	2008	$505,237	-0-	-0-	-0-	-0-	-0-	$13,116	$518,353
Senior Vice President
- Sales	2009	540,000	-0-	-0-	-0-	54,000	-0-	9,247	603,247

	2010	594,000	-0-	-0-	-0-	34,830	-0-	11,515	640,345

(1) Under SEC disclosure rules, the term “bonus” does not include awards that are performance based. As a result of this definition, payments under our Incentive Bonus Plan for Senior Management are not considered “bonuses” and are reported under the column captioned “Non-Equity Incentive Plan Compensation”.
(2) The Senior Management Incentive Bonus Plan adopted by the Compensation Committee provided for bonuses as a percentage of salary to be paid to designated members of Senior Management to the extent the Company’s Total Operating Income equaled certain designated percentages of Total Net Revenues. The amounts in column (g) reflect the cash awards to the named officers under the Senior Management Incentive Bonus Plan. No bonuses were earned under the Plan with respect to fiscal 2008. See “Senior Management Incentive Bonus Plans” herein.
(3) The amounts in column (i) All Other Compensation are detailed below.

Name	Personal Use of Company Leased Automobile	Personal Use of Company Airplane	Life Insurance Premium (a)	Other		Total

Fiscal Year 2008

Marc D. Grodman	$23,020	$8,404	$70,000	$-0-		$101,424
Howard Dubinett	15,070	-0-	25,000	-0-		40,070
Sam Singer	14,739	-0-	25,000	-0-		39,739
Richard Faherty	28,021	-0-	-0-	111,941	(b)	139,962
Charles Todd Jr.	9,937	3,179	-0-	-0-		13,116

Name	Personal Use of Company Leased Automobile	Personal Use of Company Airplane	Life Insurance Premium (a)	Other		Total

Fiscal Year 2009

Marc D. Grodman	$23,783	$17,307	$70,000	$-0-		$111,090
Howard Dubinett	15,070	-0-	25,000	-0-		40,070
Sam Singer	15,240	-0-	25,000	-0-		40,240
Richard Faherty	22,570	-0-	-0-	95,550	(b)	118,120
Charles Todd Jr.	9,247	-0-	-0-	-0-		9,247

Name	Personal Use of Company Leased Automobile	Personal Use of Company Airplane	Life Insurance Premium (a)	Other		Total

Fiscal Year 2010

Marc D. Grodman	$24,080	$19,411	$70,000	$-0-		$113,491
Howard Dubinett	17,014	-0-	25,000	-0-		42,014
Sam Singer	15,240	-0-	25,000	-0-		40,240
Richard Faherty	25,773	4,398	-0-	134,896	(b)	165,067
Charles Todd Jr.	5,584	5,931	-0-	-0-		11,515

(a) See “Split Dollar Life Insurance” herein
(b) Mr. Faherty rents an airplane to the Company (when the Company’s owned airplane is unavailable) for corporate flights. Such rentals totaled $134,896 in fiscal 2010, $95,550 in fiscal 2009 and $71,108 in fiscal 2008. In addition, a separate corporation of which Mr. Faherty is the majority shareholder provided networking, data reporting and programming services to the Company in fiscal 2008 for which it received $40,833 in compensation.

Senior Management Incentive Bonus Plans

          In each of the last three fiscal years (2008, 2009 and 2010), the Compensation Committee adopted a Senior Management Incentive Plan for that year which it believed would incentivize Senior Management to push to achieve operating results which the Committee believed would inure to the benefit of stockholders as well as management. Each Plan provided goals which the Committee believed could only be achieved through extraordinary team efforts by Senior Management and was designed to incentivize Senior Management to operate the Company in the most efficient manner possible. While not specifically emulating any specific company or companies, the Compensation Committee took into consideration the economy in general and the goals of the Company that it wished to reward, namely to improve Company margins within attainable goals for management. The national economic climate changed in 2008 after the 2008 Plan had been implemented and in the subsequent years the Committee felt a more conservative reward was consistent with the national economic conditions and reduced the maximum bonus accordingly. In 2009, the Committee felt that the incentive would be more competitive if it broke it into separate parts while not changing the overall goals and rewards of the plan. The Committee has at all times sought to provide a mechanism to reward outstanding efforts that enhance shareholder value without impacting the finances of the Company. The following is a description of each Plan. The Compensation Committee has adopted a similar plan for fiscal 2011. Any bonuses required to be paid under the provisions of any of the Senior Management Incentive Bonus Plans were required to be paid to each participant on the pro-rata formula established upon the adoption of the Plan and not at the discretion of the Compensation Committee.

2008 Plan

          The 2008 Senior Management Incentive Bonus Plan (the “2008 Plan”) included 13 members of Senior Management, including the Company’s three executive officers, as participants. The 2008 Plan provided for bonuses only in the event the Company’s Total Operating Income for the 2008 fiscal year exceeded 10.49% of Net Revenues. Under the 2008 Plan, the bonus varied from 10% to 50% of the participant’s gross wages to the extent Total Operating Income as a percentage of Net Revenues varied from not less than 10.50% to 14.50% or more, provided that the maximum bonus to be paid to a participant could not exceed 50% of the participant’s annual wages in fiscal 2008.

2009 Plan

          The 2009 Senior Management Incentive Bonus Plan (the “2009 Plan”) was structured similar to the 2008 Plan and included 14 members of Senior Management, including the Company’s three executive officers, as participants. The 2009 Plan provided for bonuses only in the event the Company’s Total Operating Income for the 2009 fiscal year exceeded 10.49% of Net Revenues. Under the 2009 Plan, the bonus varied from 10% to 25% of the participant’s gross wages to the extent Total Operating Income as a percentage of Net Revenues varied from not less than 10.50% to 12.00% or more, provided the maximum bonus to be paid to a participant could not exceed 25% of the participant’s annual wages in fiscal 2009.

2010 Plan

          The 2010 Senior Management Incentive Bonus Plan (the “2010 Plan”) included 17 members of Senior Management, including the Company’s three executive officers, as participants. The 2010 Plan was based on two separate financial formula calculations. The first formula (“Formula One”) provided for bonuses only in the event the Company’s Total Operating Income for the 2010 fiscal year equaled or exceeded 10.75% of Net Revenues. Under Formula One, the bonus varied from 4% to 10% of the participant’s gross wages as Total Operating Income as a percentage of Net Revenue varied from not less than 10.74% to 12.76%, provided that the maximum bonus to be paid under Formula One to a participant could not exceed 10% of the participant’s annual wages in fiscal 2010.

          The second formula (“Formula Two”) provided for bonuses based on the percentage increase in the Company’s Operating Income from fiscal 2009 (the “Base Year”) to fiscal 2010. A bonus to each participant with respect to Formula Two would only be payable if the Company’s Operating Income in fiscal 2010 exceeded by at least 24.99%, the Company’s Operating Income in fiscal 2009.

          Under Formula Two, the bonus varied from 6% to 15 % of the participant’s gross wages as the percentage increase in the Company’s Operating Income in fiscal 2010 compared to fiscal 2009 varied from not less than 24.99% to in excess of 39.99% provided that the maximum bonus to be paid under Formula Two to a participant could not exceed 15% of the participant’s annual wages in fiscal 2010.

          See the “Summary Compensation Table”, column (g) “Non-Equity Incentive Plan Compensation” as to the bonuses paid under the Senior Management Incentive Compensation Plan with respect to fiscal 2010 and 2009. No bonuses were earned under the Senior Management Incentive Compensation Plan with respect to fiscal 2008.

Employment Agreements with Named Officers

          On December 31, 2010, the Company executed an employment agreement with Dr. Grodman (the “New Contract”), employing him as President and Chief Executive Officer through October 31, 2017. The New Contract replaced Dr. Grodman’s employment agreement then in effect and due to expire on October 31, 2011 (the “Old Contract”). The New Contract is automatically renewable for one additional two year period subject to the right of either party to elect not to renew at least four months prior thereto. The New Contract provides Dr. Grodman with a minimum annual Base Compensation of $1,060,000 subject to annual percentage increases in the Consumer Price Index as well as to increases at the discretion of the Compensation Committee. The New Contract also provides Dr. Grodman with participation rights in any fringe benefit and bonus plans available to the Company’s employees to the extent determined by the Compensation Committee. The New Contract contains provisions governing in the event of Dr. Grodman’s partial or total disability and provides for termination for “Cause” or in the event of Dr. Grodman’s death. In the event of Dr. Grodman’s death, unless his employment has been terminated for “Cause,” the Company will pay his estate a death benefit equal to 24 times his monthly Base Compensation in effect at the date of his death. Dr. Grodman has the right to terminate the New Contract in the event, among other occurrences, of a material change in his duties and responsibilities, a material relocation of the Company’s principal executive offices or a material breach by the Company of the New Contract (including a material diminution of his Base Compensation). In the event of a Change in Control of the Company, Dr. Grodman can elect to terminate the New Contract. In that event, he will be entitled to be paid a lump sum Severance Payment equal to 2.99 times the average of the annual compensation paid to him by the Company for the five calendar years preceding the earlier of the calendar year in which the Change of Control occurred or the calendar year of the Date of Termination, subject to the provisions of Section 409-A of the Internal Revenue Code. Dr. Grodman is also subject to certain non-competition restrictions (generally for one year) preventing him from competing with the Company after termination of his employment.

          Pursuant to the New Contract, the Company agreed to transfer to an Insurance Trust (the “1999 Trust”) established by Dr. Grodman, an insurance policy (“Policy A”) owned by the Company insuring the life of Dr. Grodman pursuant to an Endorsement Split-Dollar Insurance Agreement (“Split-Dollar Agreement No. 1”) among the Company, Dr. Grodman and the 1999 Trust, by paying a $1,202,411 bonus (the “Initial Bonus”) to Dr. Grodman, equal to the amount of the premiums paid by the Company on Policy A through the date of the New Contract. Split-Dollar Agreement No. 1 required the Company to pay the annual premiums on Policy A and provided that in the event of Dr. Grodman’s death while serving as a full time Company employee, the Company would receive that amount out of the policy death proceeds equal to its “interest in the policy” (i.e. the greater of the premiums it had paid on the policy or the policy cash value at the date of death) and the balance of the death proceeds would be paid to Dr.

Grodman’s designated beneficiaries. Pursuant to the New Contract, Split-Dollar Agreement No. 1 was terminated and in a “book entry” transaction, the Initial Bonus was “paid” to Dr. Grodman who in turn “transferred” the Initial Bonus amount to the 1999 Trust which in turn “repaid” the Initial Bonus amount back to the Company. The Company then, in accordance with Split-Dollar Agreement No. 1, transferred ownership of Policy A to the 1999 Trust. To facilitate these transactions, the parties agreed that the actual monetary funds did not need to change hands but agreed to treat the transactions appropriately for tax and accounting purposes. The Company also agreed to pay bonuses to Dr. Grodman of $119,000 in 2011, $70,000 in 2012 and $70,000 in 2013 unless his employment was terminated for “Cause” prior to a payment. These three bonuses were equal in amount to the remaining premiums payable on Policy A. The Company will expense the Initial Bonus ratably over the term of the New Contract. If Dr. Grodman’s employment is terminated for “Cause”, he is obligated to pay the unexpended portion of the Initial Bonus back to the Company.
          The Company also agreed to obtain a second insurance policy, a second-to-die policy (“Policy B”) insuring the lives of Dr. Grodman and his wife. Policy B will be owned by the Company pursuant to a second Endorsement Split-Dollar Insurance Agreement (“Split-Dollar Agreement No. 2”) to be executed in 2011 among the Company, Dr. Grodman and an Insurance Trust (the “2011 Trust”) to be established by Dr. Grodman. Policy B will provide for seven years of annual premiums of approximately $200,000 each, to be paid by the Company unless Dr. Grodman’s employment is terminated for “Cause.” At Dr. Grodman’s death, if his wife survives him, or in the event his employment is terminated for “Cause”, Dr. Grodman’s estate or Dr. Grodman, as the case may be, will cause the premiums paid by the Company under Policy B up to said date, to be paid back to the Company and the Company will transfer ownership of Policy B to Dr. Grodman’s estate, or to Dr. Grodman, as the case may be. If Dr. Grodman survives his wife, and assuming his employment has not been terminated for “Cause,” at his death, the Company will be paid the greater of the premiums it paid on Policy B or the Policy B cash value out of the death proceeds and Dr.Grodman’s estate will be paid the balance of the death proceeds, provided, however, that if Dr. Grodman survives his wife and assuming his employment has not been terminated for “Cause,” at his wife’s death, Dr Grodman or his designee shall have the option, exercisable within 90 days of her death, to purchase Policy B from the Company for the greater of the premiums paid or the cash value at the date of her death.

          Mr. Dubinett serves as Executive Vice President and Chief Operating Officer pursuant to an employment agreement which has been extended through October 31, 2011. Mr. Dubinett’s minimum annual compensation under the extended agreement is equal to his annual compensation in fiscal 2002 and is subject to increases based on increases in the Consumer Price Index as well as to increases at the discretion of the Compensation Committee. Mr. Dubinett’s minimum annual base compensation for fiscal 2010 as determined by the Compensation Committee was $400,496. The agreement provides for (i) the leasing of an automobile for his use; (ii) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company’s employees; (iii) disability benefits; (iv) certain termination benefits; and (v) in the event of termination due to a Change in Control of the Company, a Severance Payment equal to 2.99 times Mr. Dubinett’s average annual compensation during the preceding five years, subject to the provisions of Section 409-A of the Internal Revenue Code. See “Split Dollar Life Insurance” herein as to the Endorsement Split Dollar Life Insurance Agreement between the Company and Mr. Dubinett.

          Mr. Singer serves as Senior Vice President and Chief Financial Officer pursuant to an employment agreement which has been extended through January 31, 2012. Mr. Singer’s minimum annual compensation under the extended agreement is equal to his annual compensation in fiscal 2002 and is subject to increases based on increases in the Consumer Price Index as well as to increases at the discretion of the Compensation Committee. Mr. Singer’s minimum annual base compensation for fiscal 2010 as determined by the Compensation Committee was $400,496. The agreement provides for (i) the leasing of an automobile for his use; (ii) participation in fringe benefit, bonus, pension, profit sharing, and similar plans maintained for the Company’s employees; (iii) disability benefits; (iv) certain termination benefits; and (v) in the event of termination due to a Change in Control of the Company, a Severance Payment equal to 2.99 times Mr. Singer’s average annual compensation during the preceding five years, subject to the provisions of Section 409-A of the Internal Revenue Code. See “Split-Dollar Life Insurance” herein as to the Endorsement Split-Dollar Life Insurance Agreement between the Company and Mr. Singer.

          Mr. Faherty serves as Chief Information Officer and Director of Information Services pursuant to an employment agreement currently due to expire on October 31, 2014. Mr. Faherty’s initial Base Compensation of $400,000 in fiscal 2005 is subject to increases based upon management’s evaluation of his and the Company’s performance and is also subject to increases based on increases in the Consumer Price Index. The agreement provides for (i) the leasing of an automobile for Mr. Faherty’s use; (ii) participation in fringe benefit and bonus plans available to the Company’s employees; (iii) disability benefits; (iv) certain termination benefits; and (v) in the event of termination due to a Change in Control of the Company, a Severance Payment equal to 2.99 times Mr. Faherty’s average annual compensation during the preceding five years, subject to the provisions of Section 409-A of the Internal Revenue Code.

          Mr. Todd serves as a Senior Vice President in Sales pursuant to an Employment Agreement currently due to expire on October 31, 2014. Mr. Todd’s initial Base Compensation of $350,000 in fiscal 2005 is subject to increases based upon management’s evaluation of his and the Company’s performance and is also subject to increases based on increases in the Consumer Price Index. The agreement provides for (i) the leasing of an automobile for Mr. Todd’s use; (ii) participation in fringe benefits and bonus plans available to the Company’s employees; (iii) disability benefits; (iv) certain termination benefits; and (v) in the event of termination due to a Change in Control of the Company, a Severance Payment equal to 2.99 times Mr. Todd’s average annual compensation during the preceding five years, subject to the provisions of Section 409-A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control as of October 31, 2010.

          The following table sets out the payments that could be paid to each of our three executive officers and to our two other most highly compensated senior management employees upon termination of employment due to death, disability, for Good Reason or a Change in Control, in each case occurring as of October 31, 2010.

Fiscal Year 2010
Employee	Disability (a)	Good Reason (b)	Death (c)	Change in Control (d)
Marc D. Grodman M.D.	$1,520,159	$1,013,439	$7,473,000	$2,890,957
Howard Dubinett	400,496	400,496	1,379,250	1,096,415
Sam Singer	400,496	500,620	805,250	1,106,539
Richard Faherty	547,528	2,190,112	273,764	1,451,651
Charles Todd, Jr.	594,000	2,376,000	297,000	1,350,861

(a) Dr. Grodman’s employment agreement entitles him to monthly compensation at his then current Base Compensation for 18 months in the event of his Total Disability. The employment agreement of each of the other employees listed in the table entitles the employee to monthly compensation at his then current Base Compensation for twelve months in the event of his Total Disability.
(b) “Good Reason” entitling the employee to voluntarily terminate his employment agreement includes assignment of duties inconsistent with his current duties, reduction of his Base Compensation, relocation of the Company’s principal executive offices to a location more than 50 miles from the current location and other breaches by the Company of the employment agreement. In the event of his voluntary termination for “Good Reason”, each of the employees listed in the table is entitled to be paid his monthly Base Compensation until completion of his current Employment Period which is as follows: Dr. Grodman – until October 31, 2017; Mr. Dubinett – until October 31, 2011; Mr. Singer – until January 31, 2012; and Messrs. Faherty and Todd – until October 31, 2014.
(c) Under Dr. Grodman’s employment agreement, his employment terminates in the event of his death and his beneficiaries would be entitled to the death proceeds of the insurance policy owned by the Company on his life after deducting the Company’s “Interest in the Policy”. In the event of Mr. Dubinett’s death or Mr. Singer’s death while employed by the Company, the decedent’s beneficiaries would be entitled to the death proceeds of the insurance policy owned by the Company on his life after deducting the Company’s “Interest in the Policy” plus additional payments equal to six months of his Base Compensation in effect at the time of his death. See “Split-Dollar Life Insurance” herein. In the event of Mr. Faherty’s death or Mr. Todd’s death while employed by the Company, the decedent’s beneficiaries would be entitled to additional payments equal to six months of his Base Compensation at the time of his death.
(d) In the event of a termination of employment after a “Change in Control” of the Company, the employee is entitled to receive a lump sum Severance Payment equal to 2.99 times the average of his annual compensation paid or payable by the Company in connection with his employment and included in his gross income as compensation income for the five calendar years preceding the calendar year in which the Change in Control occurred, subject to the provisions of Section 409-A of the Internal Revenue Code.

          See “Employment Agreements with Named Officers” as to an employment agreement between the Company and Dr. Grodman executed on December 31, 2010, superseding the employment agreement then in effect and extending Dr. Grodman’s employment until October 31, 2017.

Split-Dollar Life Insurance

          Pursuant to the terms of their 1997 employment agreements, the Company had established split-dollar life insurance programs for each of its three Executive Officers. As a result of the passage of the Sarbanes Oxley Act of 2002 (signed into law on July 30, 2002), these three programs were modified. Pursuant to the modification, each of the three Executive Officers assigned ownership of his policies to the Company and new policies were issued to replace the prior policies with annual premiums under the new policies ($70,000 under Dr. Grodman’s policy and $25,000 each under Messrs. Dubinett’s and Singer’s policies) being equal to the premiums paid under the replaced policies. The Company has now executed new “Endorsement Split-Dollar Life Insurance Agreements” with each of its three Executive Officers. Pursuant to the new agreements, the Company has agreed to continue to pay the annual premium on the policy on each officer’s life during the period of his full-time employment by the Company. The Company is the sole owner of the policy and of its net cash surrender value, and in the event of the officer’s death while serving as a full-time employee of the Company, the Company will be entitled to receive that amount of the death proceeds equal to its interest in the policy (the aggregate amount of premiums paid by the Company with respect to the policy less the amount of any loans, if any, from the Insurer to the Company against the cash value or policy proceeds, and less the aggregate amount of any premiums paid by the officer to the Company in reimbursement of premiums paid by the Company) and the balance of the death proceeds will be paid to the officer’s designated beneficiaries. The premiums paid by the Company on the current policies and the prior policies aggregated approximately $1,782,000 and $1,662,000 at October 31, 2010 and October 31, 2009, respectively. At those dates, the net cash surrender value of the three current policies aggregated approximately $1,523,000 and $1,373,000, respectively and is recorded on the books of the Company at these values.

          See “Employment Agreements with Named Officers” as to the transfer of the split-dollar insurance policy on Dr. Grodman’s life, owned by the Company, to Dr Grodman’s insurance trust and as to the purchase by the Company of a new split-dollar second-to-die insurance policy on the lives of Dr. Grodman and his wife.

Stock Options

          See Note 11 of Notes to the Consolidated Financial Statements contained in the accompanying 2010 Annual Report for information on the Company’s stock option plans.

Option Grants to The Three Named Executive Officers (and the Two Other Named Most Highly Compensated Senior Management Employees) in Last Fiscal Year

          No options to purchase shares of Common Stock were granted to any of the Company’s three Named Executive Officers or the two other named most highly compensated senior management employees in fiscal 2010.

Option Exercises and Stock Vested

          At October 31, 2009 and at October 31, 2010, there were no outstanding options held by the Company’s three executive officers, the two other named most highly compensated senior management employees or any of the Company’s directors.

          During Fiscal 2010 no options were exercised by any member of the Board of Directors.

DIRECTOR COMPENSATION

          During fiscal 2010, each director who was not a Company employee was compensated for his services as a director with a quarterly fee of $16,250. In addition, Gary Lederman as chairman of the Audit Committee and John Roglieri M.D. as chairman of the Compensation Committee were each compensated for serving as a Committee Chairman with an additional quarterly fee of $3,750. No director’s fees were paid to the Company’s employee directors.

          The following table sets forth the compensation paid to the Company’s directors in fiscal 2010.

Fiscal Year 2010 Director Name:	Fees	Chairman Fees		Other	Total

Joseph Benincasa	$65,000	—		—	$65,000
Harry Elias	$65,000	—		—	$65,000
Gary Lederman (a)	$65,000	$15,000	(a)	—	$80,000
John Roglieri M.D (b)	$65,000	$15,000	(b)	—	$80,000

(a) Chairman of the Audit Committee
(b) Chairman of the Compensation Committee

Related Persons Transactions

          The Company’s Code of Ethics is applicable to the Company’s Senior Management, as well as its key financial and accounting personnel. It has been designed to deter wrongdoing and to promote;

•	Honest and ethical conduct including the ethical handling of actual or apparent conflicts of interest;
•	Fair, accurate, timely and understandable disclosure in the Company’s public communications and reports filed with the SEC;
•	Compliance with applicable governmental laws, rules and regulations;
•	Prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•	Accountability to ensure adherence to the Code.

          The Code requires each covered person to deal ethically and honestly with the Company and to avoid business, financial or other direct or indirect interests or relationships that conflict with those of the Company or divide the covered person’s loyalty to the Company. Each covered person is required to sign an attestation of compliance with the Code at the end of each fiscal year.

          In addition, it is the Company’s policy that transactions involving related persons (excluding executive officer compensation which is determined by the Compensation Committee) are to be presented to and assessed by the independent members of the board of directors. Related persons include the Company’s directors and executive officers, immediate family members of the directors and executive officers, and certain large security holders and their family members. If the determination is made that a related person has or may have a material direct or indirect interest in any Company transaction and that the amount involved equals or exceeds $120,000, the Company’s independent directors will review, approve and ratify the transaction, if appropriate, and the transaction will be disclosed if required under SEC rules. If the related party at issue is a director of the Company or a family member of a director, then that director will not participate in the relevant discussion and review.

          Information considered in evaluating such transactions include the nature of the related person’s interest in the transaction, the material terms of the transaction, the importance of the transaction to the Company and the related person, whether the transaction would impair the judgment of a director or an executive officer to act in the best interests of the Company, and any other matters that management or the independent directors deem appropriate. Corporate policy requires all directors and employees, including all executives, to disclose their interests (including indirect interests through family members) with individuals or entities doing business with the Company, to management and/or the Board of Directors, and to remove themselves from all decisions related to that organization.

          No such transactions with related parties occurred in fiscal years 2008 through 2010.

Compensation Discussion and Analysis

Background

          Through fiscal 2001, the Board of Directors, including the Company’s three executive officers, were responsible for reviewing the compensation paid to the Company’s executive officers, provided that none of the Company’s executive officers could vote with respect to his own compensation package. In fiscal 2002, the Company established a Compensation Committee consisting of three non-employee directors, Morton L. Topfer (Chairman), Gary Lederman and John Roglieri. Mr. Topfer resigned as a director and as a member of the Compensation Committee in February 2004. In March 2004, Dr. Roglieri became the Chairman of the Compensation Committee and Mr. Elias was elected as a member of the Committee. Mr. Benincasa was elected as a member of the Committee in June 2005.

          In May 1997, the Company executed an employment agreement with Dr. Grodman which expired on October 31, 2004. Effective November 1, 2004, the Company executed a new seven year employment agreement with Dr. Grodman. On December 31, 2010, the Company executed a new employment agreement with Dr. Grodman expiring on October 31, 2017 and superseding the contract then in effect. The terms of the new employment agreement are described above. See “Employment Agreements with Named Officers.”

          In May 1997, the Company also executed employment agreements with Messrs. Dubinett and Singer (each expiring on October 31, 2002). During fiscal 2002, the Compensation Committee authorized extensions of both Messrs. Dubinett and Singer’s contracts for two additional years, with the Company having the option to extend each agreement for two consecutive one-year periods in addition. In consideration for Messrs. Dubinett and Singer executing the extension agreements, the Company agreed that the base compensation during each extension year would not be less than the total cash compensation paid to such individual in fiscal 2002. The Company’s option to extend Mr. Dubinett and Mr. Singer’s employment agreements was further extended through fiscal 2011 for Mr. Dubinett and through January 31, 2012 for Mr. Singer.

Executive Compensation Philosophy

          The objective of the Company’s compensation program for its three executive officers is to reward them for their leadership and efficiency in their areas of responsibility and for their overall contribution to the Company’s performance (Dr. Grodman as chief executive officer, Mr. Dubinett as chief operating officer responsible for healthcare regulatory compliance and insurance matters, and Mr. Singer as chief financial officer responsible for all financial matters). Except for the Senior Management Incentive Bonus Plan, there are no specific performance objectives or targets required to be achieved.

          The elements of compensation for each of the executive officers are the following cash amounts.

(i)	Annual “Base Compensation”
(ii)	Participation in the Senior Management Incentive Bonus Plan

          In view of the fact that our three named executive officers own substantial equity interests in the Company, our compensation program for them focuses primarily on base salary, subject to annual increase based upon a review of the executive’s and the Company’s performance. In addition, to further incentivize our executive officers as well as certain other members of senior management, in 2005, we established a Senior Management Incentive Bonus Plan designed to assist in the Company’s profitability. The Plan is designed to encourage a “team effort” as all of the senior management participants are rewarded under the Plan if the Targets are achieved and none of them are rewarded under the Plan if the Targets are not achieved. Bonuses under the Plan are earned and paid only to the extent the Company’s Total Operating Income equaled certain designated percentages of Total Net Revenues (with an additional formula governing the 2010 Plan). Plan criteria were met with respect to fiscal 2007, 2009 and 2010 so that bonuses were earned and paid, but no bonuses were earned or paid under the Plan with respect to fiscal 2008 as the Plan’s targeted performances were not achieved. See “Senior Management Incentive Bonus Plans” herein.

Process for Determining Executive Compensation

          Dr. Grodman’s 2004 seven year employment agreement was due to expire in October 2011. Dr. Grodman negotiated the terms of his new employment agreement directly with the Compensation Committee which did not have specific performance objectives for the Company to achieve in the future but believed that the steady increase in each of the past four years in the Company’s net revenues and profits were to a significant degree attributable to Dr. Grodman’s leadership as president and chief executive officer. The Committee believed it was important for the Company and its stockholders to secure Dr. Grodman’s services for another seven years. In addition, the Compensation Committee relied in part on executive compensation studies furnished by Compensation Resources, Inc. See “Rationale for Current Agreements with Three Executive Officers”.

          Mr. Dubinett and Mr. Singer have employment contracts which periodically are extended for relatively short periods. They each negotiate the terms of their contracts including their Base Compensation with Dr. Grodman who then recommends the terms to the Compensation Committee for approval. Since fiscal 2008, the Base Compensation and the increase in Base Compensation in each year for Mr. Dubinett and for Mr. Singer have been identical. This is because in the opinion of Dr. Grodman and the Compensation Committee, each of such executive officers has performed his duties flawlessly and to distinguish between them in compensation could cause the Company to lose the services of one of them. The relative short term of each of their employment agreements could allow for early termination if Dr. Grodman or the Compensation Committee is not satisfied with either officer’s performance. Furthermore, the increases in their Base Compensation in each of the past three fiscal years have been as follows and such increases include automatic increases in fiscal years 2008 and 2010 based upon increases in the Consumer Price Index.

Increases in Base Compensation for Each of
Mr. Dubinett and Mr. Singer Over the Prior Three Fiscal Years

	Amount	Percentage Increase*

Fiscal 2008	$39,585	12%
Fiscal 2009	18,490	5%
Fiscal 2010	19,075	5%

* Includes increases in fiscal 2008 and fiscal 2010 due to increases in the Consumer Price Index.

          In addition to their Base Compensation, Dr. Grodman, Mr. Dubinett and Mr. Singer have been and are participants in the Company’s Senior Management Incentive Compensation Plans.

Rationale for Current Employment Agreements with the Three Executive Officers

          In December 2010, the Compensation Committee approved a new employment agreement (the “New Contract”) with Dr. Grodman ensuring that he would continue to serve as president of the Company through October 31, 2017. The New Contract superseded the employment agreement then in effect and due to expire on October 31, 2011 (the “Old Contract”). In negotiating Dr. Grodman’s New Contract, the Compensation Committee relied in part on executive compensation studies furnished by Compensation Resources, Inc., an independent executive compensation consulting firm (“CRI”). After taking into account the compensation paid to the chief executive officers of a peer group of nine publicly owned clinical testing laboratories (including the two major national laboratories, Quest Diagnostics, Inc. and Laboratory CP of America Holdings) CRI concluded that Dr. Grodman’s compensation package under the Old Contract was below (by over 20%) the comparable value delivered to the chief executive officers in the peer group and that Dr. Grodman’s compensation in its totality under the New Contract was within a reasonable comparable range. The nine peer group publicly owned clinical testing laboratories used as a benchmark by CRI were;

Bioclinica Inc.
Genoptix Inc
Laboratory CP of Amer Hldgs
Medtox Scientific Inc.
Neogenomics Inc.
Orchid Cellmark Inc.
Psychemedics Corp.
Quest Diagnostics Inc.
Response Genetics Inc.

          The Compensation Committee also determined that the Base Compensation paid with respect to fiscal 2010, and the terms of the extension agreements with Messrs. Dubinett and Singer, were reasonable in relationship to the services performed, the responsibilities assumed and the results obtained, and were in the best interests of the Company. In connection with Dr. Grodman’s compensation, the Compensation Committee considered the Company’s increase in net revenues, patients serviced, working capital and shareholders’ equity in fiscal 2010 compared with the corresponding period in fiscal 2009. Furthermore, after a review of the base compensation paid to the named executive officers of the following companies, namely Alliance Healthcare Services, Inc., Bioclinica Inc., Genoptix Inc., Insight Health Svcs Hldg Corp, Laboratory Cp of America Hldgs, Medtox Scientific Inc., Quest Diagnostics Inc. and Radnet Inc., the Compensation Committee concluded that the base compensation to be paid to Messrs. Grodman, Dubinett and Singer for fiscal 2010 was well within the range of the base compensation levels of the named executive officers at such other companies and was appropriate.

Benefits and Perquisites

          The Company’s policy is to provide health benefits as well as access to its 401(k) Plan to which it contributes a maximum of $500 per employee each year, to all of its employees including its three executive officers.

          The Company leases automobiles for the use by its executive officers but amounts reflecting their personal use are reported as income to them subject to tax. Similarly, personal use of the Company airplane by any of the Company’s executive officers is reported as income to them, subject to tax. See Footnote (3) to the “Summary Compensation Table”.

Change in Control Benefits

          The Company’s employment agreements with its three executive officers provide for substantial Severance Payments to them in the event of a change in control of the Company. This provision provides an additional level of financial security for the three executive officers. These executives could well be asked to evaluate a transaction purportedly expected to maximize shareholder value while resulting in the elimination of their jobs. The Severance Payment provision (2.99 times the annual average of the preceding five years of compensation) could help to minimize the distraction caused by concerns over personal financial security in the context of a proposed change in control.

Stock Option Grant Practices

          The Company has in the past granted stock options at an exercise price at least equal to the fair market value on the date of the grant. Due to the substantial stock ownership position of the Company’s three executive officers, no stock options have been granted to them (or restricted stock awarded to them) in the last three years.

Policy Regarding the One Million Dollar Deduction Limitation

          Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and to the four other most highly compensated executive officers in office as of the end of the fiscal year. The statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. However, shareholder interests may at times be best served by not restricting the Compensation Committee’s discretion and flexibility in developing compensation programs, even though the programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee may from time to time approve elements of compensation for certain officers that are not fully deductible.

Compensation Committee Interlocks and Insider Participation

          During fiscal 2010, the members of the Company’s Compensation Committee were:

John Roglieri M.D. – Chairman
Joseph Benincasa
Harry Elias
Gary Lederman

          No member of the Compensation Committee was an officer or employee of the Company in fiscal 2010 or was formerly an officer of the Company.

Compensation Committee Report

          The members of the Company’s Compensation Committee hereby state;

(A)

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended October 31, 2010 with the Company’s Management, and

(B)	Based on such review and discussions, we recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the

Company’s Annual Report on Form 10-K for the year ended October 31, 2010 and in this Proxy Statement.

COMPENSATION COMMITTEE

By	John Roglieri M.D., Chairman
Joseph Benincasa
Harry Elias
Gary Lederman

AUDIT COMMITTEE REPORT

          The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It is the responsibility of the Company’s independent auditors to perform an independent audit of and express an opinion on the Company’s financial statements. The Audit Committee’s responsibility is one of review and oversight. In fulfilling its oversight responsibilities:

(1)	The Audit Committee of the Board of Directors has reviewed and discussed with the Company’s management the audited financial statements.

(2)

The Audit Committee has discussed with MSPC, Certified Public Accountants and Advisors, A Professional Corporation (“MSPC”), the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, “Codification of Statements on Auditing Standards, AU § 380,” as modified or supplemented.

(3)

The Audit Committee has also received the written disclosures and the letter from MSPC required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with MSPC. the independence of that firm as the Company’s auditors.

(4)

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 31, 2010, for filing with the Securities and Exchange Commission.

          Each of the Audit Committee members is independent, as defined in the Rules of the Nasdaq Stock Market, Inc.

          The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting, auditing, or auditor independence. However, the Board of Directors has determined that Gary Lederman is qualified to serve as the “audit committee financial expert” of the Company as defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission. Members of the

Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.

Audit Committee

Gary Lederman, Chairman
Joseph Benincasa, Member
Harry Elias, Member
John Roglieri, Member

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL TWO)

          As required by Section 14A of the Exchange Act, the Company is affording its shareholders an advisory (non-binding) vote with respect to the compensation of our three Named Executive Officers (defined as “say on pay”). Accordingly, you may vote on the following resolution at the 2011 Annual Meeting:

Resolved, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s three Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion in the Company’s 2011 Annual Meeting Proxy Statement.

          This is merely an advisory vote, and is not binding on the Company. However, the Board of Directors and the Compensation Committee (which is comprised of independent directors), expect to take into account the outcome of this vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results, Shareholders are encouraged to read the Company’s disclosure pursuant to Item 402 including the “Compensation Discussion and Analysis” section, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.

          The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of the resolution approving the Company’s compensation for its three Named Executive Officers. Proxies given without instructions will be voted FOR approval of this resolution.

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON
EXECUTIVE COMPENSATION (PROPOSAL THREE)

          As required by Section 14A of the Exchange Act, in addition to providing shareholders with the opportunity to cast an advisory vote regarding the executive compensation of its Named Executive Officers, this year the Company is providing shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

          The Board believes that a frequency of “every three years” for the advisory vote on executive compensation is the most appropriate choice for conducting and responding to a “say on pay” vote for the Company. Shareholders who have concerns about executive compensation during the interval between “say on pay” votes may bring their specific concerns to the attention of the Board by letter addressed to the Secretary, Bio-Reference Laboratories, Inc, 481B Edward H. Ross Drive, Elmwood Park, NJ 07407. The Secretary will circulate any such letter to each member of the Board of Directors for the Board’s and the Compensation Committee’s consideration.

          The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining). Shareholders are being asked to vote on the following resolution.

Resolved that the Company’s shareholders determine on an advisory basis, that the frequency with which the Company’s shareholders shall have an advisory vote on the compensation of the Company’s Named Executive Officers is:

Choice 1 – every year Choice 2 – every two years Choice 3 – every three years; or Choice 4 – abstain from voting

          Although this advisory vote on the frequency of the “say on pay” vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

          The Board of Directors recommends that you vote for “Choice 3 – every three years” for future advisory votes on executive compensation, and proxies given without instruction will be so voted.

STOCK PRICE PERFORMANCE

          Set forth below is a line graph comparing the yearly cumulative total return on the Company’s Common Stock for the five fiscal years ended October 31, 2010 based on the market price of the Common Stock as compared with the cumulative total return of companies in the S&P 500 Composite and with a peer group of nine publicly owned medical laboratories.

COMPARISON OF FIVE YEAR TOTAL RETURN
FOR BIO-REFERENCE LABORATORIES, INC.,
S&P 500 COMPOSITE AND
MEDICAL LABORATORY PEER GROUP

          The Medical Laboratory peer group consists of the following companies: Bioclinica Inc., Genoptix Inc., Laboratory CP of Amer Hldgs, Medtox Scientific Inc., Neogenomics Inc., Orchid Cellmark Inc., Psychemedics Corp., Quest Diagnostics Inc., Response Genetics Inc.

AUDITORS

          The firm of MSPC, has been selected by the Board of Directors to audit the accounts of the Company and its subsidiaries for the fiscal year ending October 31, 2011. MSPC and its predecessor firm have served as the Company’s auditors since 1988. Representatives of such firm are not expected to be present at the September 8, 2011 Annual Meeting of Stockholders.

Audit Fees

          MSPC billed the Company approximately $270,000 for professional services rendered in connection with the audit of the Company’s annual financial statements for the fiscal year ended October 31, 2010 and the review of the financial statements included in its quarterly reports on Form 10-Q for such fiscal year compared to approximately $254,500 in billings for such services for the fiscal year ended October 31, 2009. In addition, MSPC billed the Company approximately $15,500 in fiscal 2010 for its audit of the Company’s 401(k) Plan for calendar year 2009 as compared to approximately $15,000 of such fees in fiscal 2009 with respect to calendar year 2008.

Audit-Related Fees

          MSPC billed the Company approximately $11,400 for due diligence services rendered in relation to certain acquisitions during fiscal 2010 and approximately $73,500 for Sarbanes-Oxley (“SOX”) related audit fees.

Tax Fees

          MSPC billed the Company approximately $64,000 for tax services for fiscal 2010 and approximately $70,100 for tax services for fiscal 2009.

All Other Fees

          No other fees were billed to the Company by MSPC with respect to fiscal 2010 or fiscal 2009 other than for the services described above.

Audit Committee Pre-Approval Policies and Procedures

          The Audit Committee pre-approved each material non-audit engagement for services performed by the Company’s independent auditors in fiscal 2010. Prior to pre-approving any such non-audit engagement or service, it is the Committee’s practice to first gather information regarding the requested engagement or service in order to enable the Committee to assess the impact of the engagement or service on the auditor’s independence.

          The Audit Committee has considered whether the provision of tax return preparation and other professional services to the Company by MSPC is compatible with such firm maintaining its independence and has concluded that such firm is independent with respect to the Company in its role as the Company’s principal accountant and auditor.

Stockholder Proposals for 2012 Annual Meeting

          Under current rules of the Securities and Exchange Commission, stockholders wishing to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the 2012 Annual Meeting of Stockholders (expected to be held in July 2013), must submit such proposals so as to be received by the Company at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407 on or before March 1, 2013.

OTHER MATTERS

          Management does not know of any other matters which are likely to be brought before the Meeting. However, in the event that any other matters properly come before the Meeting, the persons named in the enclosed proxy will vote said proxy in accordance with their judgment in said matters.

          According to Securities and Exchange Commission rules, the information presented in this Proxy Statement under the captions “Compensation Committee Report, “Audit Committee Report” and “Stock Price Performance” will not be deemed to be “soliciting material” or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, and nothing contained in any previous filings made by the Company under such Acts shall be interpreted as incorporating by reference the information presented under said specified captions.

By Order of the Board of Directors

Marc D. Grodman, President

Elmwood Park, New Jersey
August 2, 2011

BIO-REFERENCE LABORATORIES, INC.

Revocable Proxy Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders - September 8, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned, a Stockholder of BIO-REFERENCE LABORATORIES, INC. (the “Company”) hereby appoints Marc D. Grodman and Sam Singer or either of them, as proxy or proxies of the undersigned, with full power of substitution, to vote, in the name, place and stead of the undersigned, with all of the powers which the undersigned would possess if personally present, on behalf of the undersigned, all the shares which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of BIO-REFERENCE LABORATORIES, INC. to be held at 9:00 A.M. (local time) on Thursday, September 8, 2011 at the Sheraton Crossroads Hotel, Crossroads Corporate Center, Route 17 North, Mahwah, New Jersey 07495-0001 and at any and all adjournments thereof. The undersigned directs that this proxy be voted as follows:

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

BIO-REFERENCE LABORATORIES, INC.

September 8, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at www.bioreference.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

20230403000000000000 6	090811

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect two Class II directors, each to serve for a term of three years and until his successor is elected and qualified (Proposal One).

NOMINEES:
☐	FOR ALL NOMINEES	¡	Sam Singer
		¡	Harry Elias
☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	To hold an advisory vote on executive compensation as disclosed in these materials.	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
3.	To hold an advisory vote on whether an advisory vote on executive compensation should be held every one, two or three years. ☐	☐	☐	☐

		FOR	AGAINST	ABSTAIN
4.	In their discretion, on all other matters as shall properly come before the meeting	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals One and Two and for every three years on Proposal Three. UNLESS OTHERWISE SPECIFIED AS ABOVE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS (PROPOSAL ONE). IN ADDITION, DISCRETIONARY AUTHORITY IS CONFERRED AS TO ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING UNLESS SUCH AUTHORITY IS SPECIFICALLY WITHHELD. Stockholders who are present at the meeting may withdraw their Proxy and vote in person if they so desire.

PLEASE MARK, SIGN, AND RETURN YOUR PROXY PROMPTLY. No postage is required if returned in the enclosed envelope and mailed in the United States. Receipt of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement of the Board of Directors and the Company’s Annual Report for the year ended October 31, 2010 is acknowledged.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.